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                                                                   Exhibit 10.30

                                 OFFICE LEASE

     This Lease is entered into between John D. Walker, II ("Landlord"), and Biolynx ("Tenant").

     In consideration of the mutual covenants and agreements of this lease, and other good and valuable consideration, Landlord demises and leases to Tenant, and Tenant leases from Landlord, suite number 110, comprising approximately 2650 square feet of space, located on the first floor of the Building A, 5617 Grissom Road, San Antonio, Bexar County, Texas, legally described on Exhibit A attached to this lease, and made a part of this lease for all purposes. The premises are referred to in this lease as "the premises" or "the leased premises."

                                ARTICLE 1. TERM

                                 Term of Lease

     1.01. The term of this lease is 36 (thirty-six), months beginning on November 9, 1998, and ending on November 9, 2001, unless terminated sooner or extended as provided in this lease.

                              Option to Extend Term

     1.02. Tenant may extend the term of this lease beyond the expiration date provided in (S) 1.01 on the following conditions:

     a. Tenant may, if it is not in default either on the date required for the notice or on the date such extension commences, extend the lease term for additional periods of n/a months each. The extended term will begin on the day following the expiration date of the lease term specified in (S) 1.01, and for n/a additional periods of the same length, each to begin on the day following the expiration date of the immediately preceding extended term. But if, on the date the original term or any extended term expires, Tenant is in default beyond any grace period provided in this lease in performing any of the terms of this lease, the remaining option or options are void. All the terms and covenants of the original lease term apply to all extended lease terms; provided, however, that in no event shall this lease be in force and effect after n/a, unless pursuant to holdover under (S) 1.03.

     b. Tenant may exercise each option to extend this lease by giving Landlord notice of its intention to do so not later than sixty (60) days before the then current lease term expires, in the case of the initial option to extend, or before the extended lease term expires, in the case of successive options to extend. Notice of an intention to exercise an option under this lease must, to be effective, be sent by mail or fax to Landlord as provided in (S) 15.02 no later than the latest date provided in this section for Tenant's exercising the option.

                                    Holdover

     1.03. If Tenant holds over and continues in possession of the premises after the lease term (or any extension of it) expires, other than as provided in
(S) 1.02, Tenant will be considered to be occupying the premises on a month-to-month tenancy, subject to all of the terms of this lease.

                                 ARTICLE 2. RENT

                                   Basic Rent

     2.01. Tenant will pay Landlord $3,000.00 per month, from the beginning of the lease term and throughout the original lease term, in advance on the 9th (ninth) day of each month without deduction or setoff. This amount is the "basic rent." Rent for any fractional month at the beginning or end of the lease term will be prorated on a per-day basis. This basic rent will increase by n/a percent for each extended lease term, so that the basic rent during the first extended term will be $ n/a; the basic rent during second extended term will be $ n/a; and so forth.

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                               Security Deposit

     2.02. a. Tenant has deposited with Landlord the additional sum, equal to one month's rent, of ________________ and 00/100 Dollars ($__________) which
Landlord acknowledges receiving, as security for Tenant fully and faithfully performing the terms and covenants of this lease to be performed and kept on Tenant's part. This deposit does not constitute advance payment of the final rental payment due under this lease.

     b. Landlord will hold the deposit for Tenant, and it is understood that Tenant's claim to the deposit is prior that of any creditor of Landlord's, excluding a trustee in bankruptcy.

     c. Excluding the final rental payment to be made under this lease, if, at any time during the lease term, Tenant defaults in paying rent or any portion of rent reserved in this lease, or any other sums expressly constituting rent, other than advance rental payments, Landlord may appropriate and apply any portion of the security deposit as may be necessary to pay the overdue rent or other sums expressly constituting rent under this lease.

     d. If, at any time during this lease term, Tenant fails to repair any damage to the premises that Tenant must repair under this lease for a period greater than ten (10) days after Landlord serves on Tenant written demand to make the repair, the Landlord may appropriate and apply any portion of the security deposit as may be reasonably necessary to make the repairs.

     e. If, on termination of this tenancy for any reason, Tenant does not leave the premises in reasonably clean condition and in good repair, excluding normal wear and tear, then Landlord may appropriate and apply any portion of the security deposit as may be reasonably necessary to put the premises in clean condition and good repair. As used in this lease, "normal wear and tear" means deterioration that results from the intended use of the Property, and does not include deterioration that results from negligence, carelessness, accident, or abuse of the premises by Tenant, Tenant's employee, or Tenant's guest.

     f. If there is actual cause for retaining all or any portion of the security deposit, Landlord will return to Tenant the balance, if any, together with a written description and itemized list of all deductions. Such deductions will be limited to damages and charges for which Tenant are legally liable under this agreement or as a result of breaching it. Landlord is not required to furnish a description and itemized list of deductions if any rentals are due and unpaid when Tenant surrenders possession of the premises and there is no controversy over the amount of rentals due and unpaid.

     g. Within thirty (30) days Tenant surrenders the premises, any remaining portion of the security deposit, after any lawful deductions as above, will be returned to Tenant at the address left by Tenant specifically for that purpose. BUT TENANT IS NOT ENTITLED TO ANY PORTION OF THE SECURITY DEPOSIT AS A REFUND UNLESS TENANT GIVE LANDLORD SIXTY (60) DAYS NOTICE OF SURRENDERING THE PREMISES.

     h. If Landlord transfers Landlord's interest under this lease in any manner, Landlord or his agent must do one of the following, either of which will relieve Landlord or his agent of further liability with respect to the deposit:

         (1) Transfer the portion of the deposit remaining after any lawful deductions, as above, to the successor in interest, and then notify Tenant by registered mail of the transfer and of the transferee's name and address. On receiving the remaining deposit, Landlord's successor in interest will have all of Landlord's rights with respect to the deposit. On Tenant's receiving a statement signed by the successor in interest acknowledging receipt of and responsibility for the security deposit, Landlord's successor in interest will have all of Landlord's obligations with respect to the deposit.

         (2) Return to Tenant the portion of the deposit remaining after any lawful deductions have been made.

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